UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

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Acadia Realty Trust

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ACADIA REALTY TRUST
1311 MAMARONECK AVENUE, SUITE 260
WHITE PLAINS, NEW YORK 10605

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 6, 2004

TO OUR SHAREHOLDERS:

Please take notice that the annual meeting of shareholders (the “Annual Meeting”) of Acadia Realty Trust (the “Company”) will be held on Thursday, May 6, 2004, at 10:00 a.m., local time, at the offices of Paul, Hastings, Janofsky & Walker, LLP, which are located at Park Avenue Tower, 75 East 55th Street, New York, NY 10022, for the purpose of considering and voting upon:

1.	The election of seven trustees to hold office until the next annual meeting of shareholders and until their successors are duly elected and qualified;

2.	The ratification of the appointment of Ernst & Young LLP as independent auditors for the Company for the fiscal year ending December 31, 2004;

3.	Such other business as may properly come before the Annual Meeting or any adjournments thereof.

The Board of Trustees of the Company recommends a vote “FOR” each of the proposals. You should carefully review the accompanying proxy statement which contains additional information.

The Board of Trustees has fixed the close of business on March 31, 2004 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

By order of the Board of Trustees,

Robert Masters, Secretary
April 9, 2004

IT IS VERY IMPORTANT THAT YOU SUBMIT YOUR PROXY BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD. PLEASE COMPLETE, DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED FORM OF PROXY IN THE ENVELOPE PROVIDED FOR THAT PURPOSE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.

YOUR FAILURE TO PROMPTLY RETURN THE PROXY INCREASES THE OPERATING COSTS OF YOUR INVESTMENT.

YOU ARE CORDIALLY INVITED TO PERSONALLY ATTEND THE MEETING, BUT YOU SHOULD VOTE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

ACADIA REALTY TRUST
1311 MAMARONECK AVENUE, SUITE 260, WHITE PLAINS, NEW YORK 10605

PROXY STATEMENT
FOR THE
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
May 6, 2004

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Trustees (“Board of Trustees” or “Board”) of Acadia Realty Trust (the “Company”) for use at the annual meeting of its shareholders (the “Annual Meeting”) scheduled to be held on Thursday, May 6, 2004, at 10:00 a.m., local time, at the offices of Paul, Hastings, Janofsky & Walker, LLP, which are located at Park Avenue Tower, 75 East 55th Street, New York, NY 10022, or any postponement or adjournment thereof. This Proxy Statement and accompanying form of proxy were first sent to shareholders on or about April 12, 2004.

The Company will bear the costs of the solicitation of its proxies in connection with the Annual Meeting, including the costs of preparing, assembling and mailing proxy materials and the handling and tabulation of proxies received. In addition to solicitation of proxies by mail, proxies in connection with the Annual Meeting may be solicited by the trustees, officers and employees of the Company, at no additional compensation, by telephone, telegram, personal interviews or otherwise. Arrangements have been made with brokerage firms, custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of common shares of beneficial interest, par value $.001 per share, of the Company, (the “Common Shares”) held of record by such persons or firms with their nominees, and in connection therewith, such firms will be reimbursed for their reasonable out-of-pocket expenses in forwarding such materials.

All properly executed and unrevoked proxies in the accompanying form that are received in time for the Annual Meeting will be voted at the Annual Meeting in accordance with the specification thereon. If no specification is made, signed proxies will be voted “FOR” each of the proposals set forth in the Notice of Annual Meeting. Any shareholder executing and delivering a proxy has the right to revoke such proxy at any time prior to the voting thereof by notice to the Company. In addition, although the mere attendance at the Annual Meeting will not revoke a proxy, a person present at the Annual Meeting may withdraw his or her proxy and vote at that time in person. Any written notice revoking a proxy should be delivered at or prior to the Annual Meeting to the attention of the Secretary, Acadia Realty Trust, 1311 Mamaroneck Avenue, Suite 260, White Plains, New York 10605.

The Board of Trustees recommends a vote “FOR” each of the proposals.

OUTSTANDING SHARES AND VOTING RIGHTS

The outstanding capital shares of the Company as of April 2, 2004 consisted of 29,303,562 Common Shares. Holders of Common Shares are entitled to one vote for each Common Share registered in their names on the record date. The Board of Trustees has fixed the close of business on March 31, 2004 as the record date for determination of shareholders entitled to notice of and to vote at the meeting. The presence, in person or by proxy, of the holders of Common Shares entitled to cast at least a majority of the outstanding Common Shares on March 31, 2004 will constitute a quorum to transact business at the Annual Meeting.

The approval of a plurality of the votes cast by holders of Common Shares in person or by proxy at the Annual Meeting in the election of trustees will be required to approve the nominees for trustee at the Annual Meeting. There is no cumulative voting in the election of trustees. The approval of a plurality of the votes cast by holders of Common Shares in person or by proxy at the Annual Meeting in the ratification of the appointment of the independent auditors will be required to ratify the appointment of Ernst & Young LLP as independent auditors.

Proxies marked abstain and which have not voted on a particular proposal are included in determining a quorum for the Annual Meeting. Abstentions and broker non-votes are not treated as votes cast in the election of trustees or in the ratification of the appointment of the independent auditors, and thus are not the equivalent of votes against a nominee or against the ratification of the appointment of Ernst & Young LLP as independent auditors, as the case may be, and will not affect the vote with respect to these matters.

RECENT DEVELOPMENTS

Corporate Governance Initiatives — Board Restructuring

On March 18, 2004, the Company announced the next phase of its corporate governance initiatives. In connection with the transition to a more independent Board of Trustees, the Company announced that the following four individuals would not stand for re-election at the Annual Meeting:

•	Martin Edelman of the law firm Paul Hastings Janofsky and Walker, the Company’s outside general counsel;

•	Gregory White of Prima Advisors, who is a member of the Board of Trustees of a competing retail REIT;

•	Marvin Levine of the law firm Wachtel & Masyr, which actively represents the Company in transactions; and

•	Lawrence Longua, an original member of Mark Center Trust’s Board of Trustees who is currently with Newmark & Company.

The Company also announced that Ross Dworman, the Company’s former Chairman and Chief Executive Officer, has resigned as a trustee. In connection with his resignation, he sold 1,558,614 of his common shares in a secondary offering which closed on March 31, 2004.

On March 31, 2004, the nominating and corporate governance committee of the Board of Trustees recommended (and the Board of Trustees approved) two new independent candidates to stand for election, Wendy Luscombe and Suzanne Hopgood. Assuming all nominated trustees are elected to the Board by shareholders, six of the seven board members will be independent under New York Stock Exchange requirements.

On April 1, 2004, Gregory White resigned as a trustee.

PROPOSAL 1 — ELECTION OF TRUSTEES

There are seven nominees for election as trustees for one-year terms, expiring in 2005. Election of each trustee requires the approval of a plurality of the votes cast by the holders of Common Shares in person or by proxy at the Annual Meeting.

The Company’s Bylaws provide that the Board of Trustees may be composed of up to a maximum of 15 members. The Board of Trustees currently consists of eight trustees, each of whom serves until the next annual meeting of shareholders and until his successor is duly elected and qualified. As stated elsewhere herein, the enclosed proxy will be voted for the election as trustee of each nominee whose name is set forth below unless a contrary instruction is given. With the exception of Wendy Luscombe and Suzanne Hopgood, all of the nominees currently serve as trustees of the Company. Management believes that all of its nominees are willing and able to serve the Company as a trustee. If any nominee at the time of election is unable or unwilling to serve or is otherwise unavailable for election, and as a consequence thereof, other nominees are designated, the persons named in the enclosed proxy or their substitutes will have the discretion and authority to vote or refrain from voting for other nominees in accordance with their judgment. The Board of Trustees has a nominating committee.

The following is a brief description of the nominees for election as trustees of the Company:

Kenneth F. Bernstein, age 42, has been Chief Executive Officer of the Company since January of 2001. Previously, he had been President of the Company since August 1998, when the Company acquired substantially all of the assets of RDC. See Certain Relationships and Related Transactions. Mr. Bernstein is responsible for strategic planning as well as overseeing the day-to-day activities of the Company including operations, acquisitions and capital markets. From 1990 to August 1998, Mr. Bernstein was the Chief Operating Officer of RDC. In such capacity, he was responsible for overseeing the day-to-day operations of RDC and its management companies, Acadia

Management Company LLC and Sound View Management LLC. Prior to joining RDC, Mr. Bernstein was associated with the New York law firm of Battle Fowler, LLP, from 1986 to 1990. Mr. Bernstein received his Bachelor of Arts Degree from the University of Vermont and his Juris Doctorate from Boston University School of Law.

Douglas Crocker II, age 63, has been a trustee of the Company since November 2003. Mr. Crocker was most recently the Chief Executive Officer of Equity Residential, a multi-family residential REIT. During Mr. Crocker’s tenure, Equity Residential grew from 21,000 apartments with a total market cap of $700 million to a $17 billion company with over 225,000 apartments. Mr. Crocker was also a former Managing Director of Prudential Securities, and from 1982 to 1992 served as Chief Executive Officer of McKinley Finance Group, a privately held company involved with real estate, banking and corporate finance. From 1979 to 1982 Mr. Crocker was President of American Invesco, the nation’s largest condominium conversion company, and from 1969 to 1979 served as Vice President of Arlen Realty and Development Company. He currently sits on the boards of real estate companies Ventas, Wellsford Real Properties, Reckson Associates and Prime Group Realty Trust and also serves on the board of National Water and Power, Inc. Mr. Crocker has been a five-time recipient of Commercial Property News’ Multifamily Executive of the Year Award, a three-time winner of their REIT Executive of the Year Award and three-time winner of Realty Stock Review’s Outstanding CEO Award. He has over forty years of real estate experience.

Alan S. Forman, age 38, has been a trustee of the Company since August 2002. Mr. Forman is a Director of the Yale University Investments Office, with general responsibility for the Yale Endowment’s $1.4 billion portfolio of real estate investments. Mr. Forman received his B.A. degree from Dartmouth College in 1987 and an M.B.A. degree from Stern School of Business at New York University in 1990. Later that year, he joined the Yale University Investments Office as a Financial Analyst. In 1993, he was awarded the Chartered Financial Analyst (CFA) designation by the Association for Investment Management and Research (AIMR) after completing the requisite examinations.

Lorrence T. Kellar, age 66, has been a trustee of the Company since November 2003. Mr. Kellar is currently Vice President, Retail Development for Continental Properties and is a director of Multi-Color Corporation (Chairman), Frisch’s Restaurants, and Spar Group, Inc. Prior to joining Continental Properties, Mr. Kellar served as Vice President of Real Estate with Kmart Corporation from 1996 to 2002. From 1965 to 1996, Mr. Kellar served with The Kroger Co., the country’s largest supermarket company, where his final position was Group Vice President of Finance and Real Estate.

Lee S. Wielansky, age 52, has been a trustee of the Company since May 2000. Mr. Wielansky is Chairman and Chief Executive Officer of Midland Development Group, Inc., which focuses on the development of retail properties in the Mid-West and South-East. From November 2000 to March 2003, Mr. Wielansky served as Chief Executive Officer and President of JDN Development Company, Inc. and a director of JDN Realty Corporation through its merger with Developers Diversified Realty Corporation in 2003. He was also a founding partner and Chief Executive Officer of Midland Development Group, Inc. from 1983 through 1998 when the company was sold to Regency Centers Corporation. Since 1990, Mr. Wielansky has been a director of Allegiant Bancorp, Inc., a director of the bank’s holding company and a member of its executive committee.

Suzanne M. Hopgood, age 54, has served as Chairman of the Board of Del Global Technologies since October 8, 2003. Prior to that she was Chairman of the Audit Committee. She has served as the President of The Hopgood Group, LLC, a provider of workout consulting and interim management services, since founding the company in 1985. From August 2000 to October 2001, Ms. Hopgood served as President, Chief Executive Officer and as a director of Houlihan’s Restaurant Group, Inc., an operator of full service casual dining restaurants. Ms. Hopgood was hired by Houlihan’s at a time of financial distress to apply her expertise in crisis and turnaround management. After its operations were stabilized, control of Houlihan’s was transferred to its secured lenders in October 2001, at which time they installed a new management team. Houlihan’s filed a voluntary petition for Chapter 11 bankruptcy on January 23, 2002, was successfully reorganized and emerged from bankruptcy on October 1, 2002 with the equity sponsorship of the new management team and the secured lenders. From May 1998 to May 2000, Ms. Hopgood served as Chairman of the Board of Furr’s Restaurant Group, Inc. (“Furr’s”), an operator of family-style cafeteria and buffet restaurants formerly listed on the New York Stock Exchange (“NYSE”). She also served as Chief Executive Officer of Furr’s from May 1998 to October 1998 and as a director from May 1996 to May 2000. Ms. Hopgood has extensive experience in corporate workouts, turnarounds and restructuring. Ms. Hopgood was responsible for overseeing a $1 Billion equity real estate investment portfolio for Aetna Realty Investors prior to founding The Hopgood Group, LLC. She is the President of the National Association of Corporate Directors, Connecticut Chapter.

Wendy Luscombe, age 52, is President and CEO of WKL Associates, Inc; a real estate investment firm founded in 1994. Ms. Luscombe has managed investment portfolios totaling $5 billion over the last 25 years and has represented the UK Prudential and British Coal Pension Funds in their US real estate investments. She was CEO of Pan American Properties, Inc. the REIT sponsored by British Coal Pension Funds. She was also a member of the Board of Governors of NAREIT. Ms. Luscombe currently serves as a Board Member, Chairman of the Investment Committee and member of the Audit Committee for PXRE Corp., a NYSE listed reinsurance company. She also serves as Board Member and Audit Committee Member for the Zweig Fund and Zweig Total Return Fund, public closed-end mutual funds. Additionally, she serves as Chairman of the Management Oversight Committee for the Deutsche Bank International Real Estate Opportunities Fund and as Board Member for Endeavor Real Estate Securities a private REIT investment fund.

Vote Required; Recommendation

The election to the Board of Trustees of each of the seven nominees will require the approval of a plurality of the votes cast by the holders of Common Shares in person or by proxy at the Annual Meeting. The Board of Trustees unanimously recommends that the shareholders vote “FOR” the election of each of the seven nominees to the Board of Trustees.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF AUDITORS

The Board of Trustees has selected Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2004, and has directed that the selection of the independent auditors be submitted for ratification by the shareholders at the Annual Meeting.

Shareholder ratification of the selection of Ernst & Young LLP as the Company’s independent auditors is not required by the Company’s Declaration of Trust, Bylaws or otherwise. However, the Board of Trustees is submitting the selection of Ernst & Young LLP to the shareholders for ratification as a matter of what it considers to be good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee of the Board of Trustees in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the audit committee determines that such a change would be in the best interests of the Company and its subsidiaries.

Representatives of Ernst & Young LLP are not expected to be present at the Annual Meeting.

Vote Required; Recommendation

The approval of a plurality of the votes cast by holders of Common Shares in person or by proxy at the Annual Meeting in the ratification of the appointment of the independent auditors is required to ratify the appointment of Ernst & Young LLP as independent auditors. The Board of Trustees unanimously recommends that the shareholders vote “FOR” the ratification of Ernst & Young LLP as independent auditors.

MANAGEMENT

Meetings and Attendance

During 2003, the Board of Trustees held eleven meetings, the audit committee held three meetings, the compensation committee held three meetings and the nominating and corporate governance committee held two meetings. The average attendance in the aggregate of the total number of Board of Trustees and committee meetings was 99%, and with the exception of two trustees who joined the Board in November of 2003, no trustee attended fewer than 91% of the aggregate of all meetings of the Board of Trustees and applicable committee meetings.

The Company does not have a formal policy requiring trustees to be present at annual meetings, although the Company does encourage their attendance. Consistent attendance with a minimum of missed meetings is important in carrying out the responsibilities of being a trustee. To date, excessive absences have not been an issue. All of the Company’s then trustees attended the 2003 annual meeting.

Trustees and Executive Officers

The trustees and executive officers of the Company as of the date of this proxy statement are as follows:

Name	Age	Office Held	Year First Became Officer/ Trustee	Term Expires
Kenneth F. Bernstein	42	Trustee and Chief Executive Officer	1998	2004
Martin L. Edelman	62	Trustee (1)	1998	2004
Alan S. Forman	38	Trustee	1993	2004
Marvin J. Levine	54	Trustee (1)	1998	2004
Lawrence J. Longua	62	Trustee (1)	1993	2004
Lee S. Wielansky	52	Trustee; Independent Lead Trustee	2000	2004
Douglas Crocker II	63	Trustee	2003	2004
Lorrence T. Kellar	66	Trustee	2003	2004
Michael Nelsen	57	Senior Vice President and Chief Financial Officer	2003	—
Joel Braun	52	Senior Vice President and Chief Investment Officer	1998	—
Joseph Hogan	54	Senior Vice President and Director of Construction	1999	—
Robert Masters	59	Senior Vice President, General Counsel and Secretary	1998	—
Joseph Napolitano	39	Senior Vice President and Director of Operations	2001	—
Joseph Povinelli	47	Senior Vice President and Director of Leasing	2003	—

(1)	Will not be nominated for re-election at the 2004 Annual Meeting. See “RECENT DEVELOPMENTS.”

Biographical information with respect to Messrs. Bernstein, Crocker, Forman, Kellar and Wielansky is set forth under “PROPOSAL ONE — ELECTION OF TRUSTEES,” above.

Martin L. Edelman, age 62, has been a trustee since August 1998, and is Of Counsel to Paul, Hastings, Janofsky & Walker, LLP, in its New York City office, which has been the Company’s outside counsel since August 1998. He is one of the managing partners of Chartwell Hotel Associates, which owns and operates in excess of 25 hotels in the U.S. and Chartwell de Mexico, a company which owns and operates hotels in Mexico. He has been involved in all aspects of real estate transactions including acquisitions, dispositions and financings. Mr. Edelman is a graduate of Princeton University (1963) and Columbia University School of Law (1966). He is currently a director of Capital Trust and Cendant Incorporated. Mr. Edelman is one of the founders of the Jackie Robinson Foundation and a member of the Board of The Intrepid Museum Foundation.

Marvin J. Levine, age 54, has been a trustee since the Company’s inception. Since June 1, 2001, Mr. Levine has been Of Counsel to the firm of Wachtel & Masyr, LLP. From February 1, 2000 until March 31, 2001, Mr. Levine was Of Counsel to the firm of Blackwell Sanders Peper Martin in its Omaha, Nebraska office. From July 1997 to January 31, 2000, Mr. Levine was a partner in the New York City law firm of Wachtel & Masyr, LLP. Previously, he had been a partner in the New York City law firms of Gold & Wachtel, LLP for three years and, prior to that, he was at Stadtmauer, Bailkin, Levine & Masyr for more than five years. Mr. Levine represented Mark Development Group (MDG), the Company’s predecessor, from 1982 until the Company’s initial public offering. Mr. Levine renders certain legal services to the Company.

Lawrence J. Longua, age 62, has been a trustee since the Company’s inception. Mr. Longua is a Senior Managing Director of Newmark & Co. Real Estate, Inc., a national full service real estate leasing, management and advisory company, in Newmark’s Capital Group, providing investment sales and financing services to Newmark clients. Additionally, Mr. Longua is a Clinical Associate Professor in the Masters in Real Estate Program of the Real Estate Institute, New York University, a Director of the Institute’s REIT Center and an Adjunct Professor in the Finance Department of the Leonard N. Stern Business School of New York University. Mr. Longua has over 35 years of commercial real estate experience in New York, primarily with major foreign and domestic commercial banks in lending, debt resolution, debt syndication and loan participation sales and whole loan placement. Mr. Longua is former President and current Governor of the Mortgage Bankers Association of New York, Chairman of the MBA of New York Scholarship Foundation, member of the Real Estate Board of New York and former member of the Board of Directors, Association of Foreign Investors in U.S. Real Estate (AFIRE).

Michael Nelsen, age 57, has been the Chief Financial Officer and a Senior Vice President since March, 2003. Prior to joining the Company, Mr. Nelsen was the President of G. Soros Realty, Inc. and Director of Real Estate for Soros Private Funds Management LLC from 1994 to 2003. His responsibilities included asset/portfolio management of real estate operations, financial reporting, financings, asset acquisitions and dispositions. From 1969 to 1994, he was a partner in the public accounting firm of Berdon LLP (formerly David Berdon & Co.) Mr. Nelsen has been a Certified Public Accountant since 1971.

Joel Braun, 52, has been a Senior Vice President and Chief Investment Officer of the Company since August, 1998. Mr. Braun is responsible for all of the Company’s merger and acquisition activities. Previously, Mr. Braun was Vice President of Acquisitions for RD Capital, Inc., a private investment company owning shopping centers and multi-family properties throughout the Northeast and Midwest. In 1991, Mr. Braun was instrumental in the initiation and formation of Kranzco Realty Trust, now trading as Kramont Realty Trust and in 1998, the RDC transaction. Mr. Braun holds a Bachelor’s in Business Administration from Boston University and a Master’s Degree in Planning from The Johns Hopkins University.

Joseph Hogan, 54, has been a Senior Vice President and Director of Construction since 1999. From 1994 to 1999, Mr. Hogan served as Vice President with Kimco Realty Corporation, where he was responsible for business development and management of all retail and commercial construction projects for Kimco, in addition to outside customers and development companies. Prior to joining Kimco, he was with Konover Construction Company, a subsidiary of Konover & Associates located in West Hartford, Connecticut, where he was responsible for construction projects throughout the eastern half of the United States.

Robert Masters, Esq., 59, has been a Senior Vice President, the General Counsel and Secretary since 1998. Prior to joining RD Capital, Inc. in December 1994, Mr. Masters was General Counsel for API Asset Management for over five years, Senior Vice President, Deputy General Counsel for European American Bank from 1985 to 1990, and Vice President and Counsel for National Westminster Bank from 1977 to 1985. Mr. Masters received his Bachelor of Arts from the City University of New York and a J.D. from New York University Law School. Mr. Masters is a member of the New York Bar.

Joseph M. Napolitano, 39, has been a Senior Vice President and Director of Operations since January, 2004. Mr. Napolitano is responsible for overseeing the company’s internal operations. Previously, he held the position of Senior Vice President, Director of Property Management. Mr. Napolitano has been with the Company since 1995. He holds a Bachelor’s in Business Administration from Adelphi University, Garden City, NY. Mr. Napolitano is a Certified Property Manager with the Institute of Real Estate Management, and a Real Property Administrator with the Building Owners and Managers Institute. Mr. Napolitano is also a member of the New York State Association of Realtors, International Council of Shopping Centers, and the Commercial Investment Real Estate Institute.

Joseph Povinelli, 47, has been a Senior Vice President and Director of Leasing since March, 2003. Mr. Povinelli joined the Company in 1999 with 19 years of retail leasing experience. From 1987 through 1999, Mr. Povinelli served as regional real estate representative for Vornado Realty Trust, a New Jersey based real estate investment trust, and was responsible for the day to day leasing activity of approximately 3 million square feet of the strip shopping center portfolio. Prior to that he served as leasing representative for Net Properties Management, of Great Neck, New York, responsible for leasing of the strip shopping center and office building portfolio of the Mid-Atlantic and Southeast regions of the company. Mr. Povinelli received a Bachelor of Science degree in Finance and Economics from C.W. Post College of Long Island University.

Committees of the Board of Trustees

The Board of Trustees has standing audit, compensation and nominating and corporate governance committees. The functions of each committee are detailed in its respective committee charter, which are available on the Company’s website at http://www.acadiarealty.com in the “Investor Relations—Corporate Governance” section. Please note that the information on the Company’s website is not incorporated by reference in this Proxy Statement.

Audit Committee

The audit committee (“Audit Committee”) is empowered to review the scope and results of the audit by the Company’s independent auditors. The Audit Committee examines the accounting practices and methods of control and the manner of reporting financial results. These reviews and examinations include meetings with independent auditors, staff accountants and representatives of management. The results of the Committee’s examinations and the choice of the Company’s independent auditors are reported to the full Board of Trustees. The Audit Committee includes no officers or employees of the Company or its majority-owned subsidiary, Acadia Realty Limited Partnership, a Delaware limited partnership of which the Company serves as general partner (the “Operating Partnership”). The Audit Committee held three meetings during the last fiscal year. See “Report of the Audit Committee.”

The Audit Committee Charter requires that the Audit Committee be comprised of at least three members, each of whom is “independent,” as defined by the listing standards of the New York Stock Exchange and at least one of whom is an “audit committee financial expert,” as defined by SEC rules and regulations. Members of the Audit Committee during the last fiscal year were Messrs. Longua, White and, Wielansky, each of whom the Board of Trustees has determined is independent within the meaning of the listing standards of the New York Stock Exchange. The Audit Committee does not currently have a financial expert, however, Lorrence T. Kellar, who is up for nomination, is anticipated to be on the Audit Committee and serve as the financial expert.

Compensation Committee

The compensation committee (“Compensation Committee”) is responsible for administering the Company’s 1999 Share Incentive Plan (the “1999 Plan”), the 2003 Share Incentive Plan (the “2003 Plan”) and determining the compensation of the senior executive officers of the Company, including the CEO. The Compensation Committee held three meetings during the last fiscal year.

The Compensation Committee Charter requires that the Compensation Committee be comprised of at least two members, each of whom is independent as defined by the listing standards of the New York Stock Exchange. Members of the Compensation Committee during the last fiscal year were Messrs. Longua and Forman, each of whom the Board of Trustees has determined is independent within the meaning of the listing standards of the New York Stock Exchange. See “Report of the Compensation Committee on Executive Compensation.”

Nominating and Corporate Governance Committee

The nominating and corporate governance committee (“Nominating and Corporate Governance Committee”) is responsible for recommending to the Board nominees for Board members, Board committees and for the Chair of each committee. In evaluating a candidate for Trustee, the Committee considers factors that are in the best interests of the Company and its shareholders, including the knowledge, experience, integrity and judgment of possible candidates for nomination as trustees; their potential contribution to the diversity of backgrounds, experience and competencies which the Board desires to have represented and their ability to devote sufficient time and effort to their duties as trustees. The Nominating and Corporate Governance Committee is also responsible for recommending to the Board the Company’s Corporate Governance Guidelines.

The Nominating and Corporate Governance Committee Charter requires the Nominating and Corporate Governance Committee to be comprised of at least two members, each of whom is independent as defined by the listing standards of the New York Stock Exchange. Members of the Nominating and Corporate Governance Committee during the last fiscal year were Messrs. White and Wielansky, each of whom the Board of Trustees has determined is independent within the meaning of the listing standards of the New York Stock Exchange. The Nominating and Corporate Governance Committee held two meetings during the last fiscal year.

The Nominating and Corporate Governance Committee considers qualified candidates for trustees suggested by the Company’s shareholders, provided the names of such nominees, accompanied by relevant biographical information, are submitted in accordance with the Company’s Bylaws. Each of the nominees up for election is nominated by the Nominating and Corporate Governance Committee.

Executive Sessions

Non-management trustees meet regularly in executive sessions without management. “Non-management” trustees are all those who are not Company officers and include Trustees, if any, who are not “independent” by virtue of the existence of a material relationship with the Company. Executive sessions are led by a “Lead Trustee.” An executive session is held in conjunction with each regularly scheduled Board meeting and other sessions may be called by the Lead Trustee in his own discretion or at the request of the Board. Mr. Wielansky has been designated as the Lead Trustee.

Communication with Trustees

You may communicate directly with the Board of Trustees by sending correspondence to the Company’s Secretary at: Secretary, Acadia Realty Trust, 1311 Mamaroneck Avenue, Suite 260, White Plains, New York 10605. The sender should indicate in the address whether it is intended for the entire board, the independent trustees as a group, or to an individual trustee. Each communication intended for the board or independent trustees received by the Secretary will be promptly forwarded to the intended recipients in accordance with the sender’s instructions.

Trustees’ Fees

Each trustee who is not also an officer and full-time employee of the Company or the Operating Partnership receives an annual trustee fee in the amount of $20,000 plus a fee of $1,250 for each meeting of the Board of Trustees, $1,000 for each committee meeting attended and $500 for each telephonic Board meeting. The Lead Trustee received an annual Lead Trustee fee of $100,000 for 2003 in addition to the other trustee fees. Trustees who are officers and full-time employees of the Company or the Operating Partnership receive no separate compensation for service as a trustee or committee member. Additionally, members of the Board of Trustees are reimbursed for travel and lodging expenses associated with attending meetings of the Board of Trustees and committees of the Board of Trustees. Additionally, pursuant to the Share Incentive Plans, non-employee trustees are entitled to automatic grants of options to purchase 1,000 Common Shares following the annual meeting of shareholders held during each year during which they serve as trustees, which options vest in five equal cumulative annual installments commencing on the date of grant. Pursuant to the 1999 Share Incentive Plan, options to purchase 1,000 Common Shares were granted to each of the non-employee trustees on each of June 16, 1999 at an exercise price of $5.75 per Common Share, May 16, 2000 at an exercise price of $5.63 per Common Share, May 31, 2001 at an exercise price of $7.00 per Common Share, May 16, 2002 at an exercise price of $7.10 per Common Share and June 25, 2003 at an exercise price of $9.11 per Common Share.

Other Corporate Governance Initiatives

The Company has adopted a Code of Ethics for Senior Financial Officers as defined under the rules of the SEC, that applies to the Company’s Chief Executive Officer, Chief Financial Officer, Director of Financial Reporting, Controller and Assistant Controller, and all professionals in finance and finance-related departments. The Company also has a Code of Business Conduct and Ethics that applies to the Company’s trustees, officers and associates.

The Company regularly monitors developments in the area of corporate governance and continues to enhance the Company’s corporate governance structure based upon a review of new developments and recommended best practices. The Company’s corporate governance materials, including the Company’s Corporate Governance Guidelines, Code of Business Conduct Ethics, Whistle Blower Policy, Code of Ethics for Senior Financial Officers and standing committee charters may be found on the Company’s web site at http://www.acadiarealty.com in the “Investor Relations—Corporate Governance” section. Copies of these materials are also available to shareholders upon written request to the Company’s Secretary, Acadia Realty Trust, 1311 Mamaroneck Avenue, Suite 260, White Plains, New York 10605.

The Company intends to satisfy its disclosure obligations under Item 10 of Form 8-K by posting information about amendments to, or waivers from a provision of the Code of Ethics that apply to the Company’s Chief Executive Officer, Chief Financial Officer, Director of Financial Reporting, Controller and Assistant Controller on the Company’s website.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The Company’s authorized capital consists of 100,000,000 Common Shares. As of April 2, 2004, the Company had 29,303,562 Common Shares outstanding, which shares were held by 226 record holders. In addition, as of April 2, 2004, the Company had 556,227 units of limited partnership interest in the Operating Partnership (“OP Units”) outstanding.

The Company is not aware of any person or any group within the meaning of Section 13(d)(3) of the Exchange Act that is the beneficial owner of more than five percent of any class of the Company’s voting securities other than as set forth in the table below. The Company does not know of any arrangements at present, the operation of which may, at a subsequent date, result in a change in control of the Company.

The following table sets forth, as of April 2, 2004, certain information concerning the holdings of each person known to the Company to be beneficial owner of more than five percent (5%) of the Common Shares at April 2, 2004, and all Common Shares beneficially owned by each trustee, each nominee for trustee, each executive officer named in the Executive Compensation Summary table appearing elsewhere herein and by all trustees, and executive officers as a group. Each of the persons named below has sole voting power and sole investment power with respect to the shares set forth opposite his name, except as otherwise noted.

Beneficial Owners	Number of Common Shares Beneficially Owned		Percent of Class
Yale University (1)	4,634,367	(1)	15.82
The Board of Trustees of the Leland Stanford Junior University (2)	2,411,433		8.23
Wellington Management, Inc. (3)	2,047,800		7.00
Cliffwood Partners, LLC (4)	1,879,000		6.41
Marvin L. Slomowitz (5)	1,561,440	(6)	5.23
Kenneth F. Bernstein (7)	1,232,168	(8)	4.13
Joel Braun (7)	99,028	(9)	*
Robert Masters (7)	82,454	(10)	*
Joseph Hogan (7)	29,925	(11)	*
Joseph Napolitano (7)	16,333	(12)	*
Douglas Crocker II	200	(13)	*
Martin L. Edelman	3,000	(13)	*
Alan Forman	600	(13)	*
Lorrence J. Kellar	200	(13)	*
Marvin J. Levine	7,000	(14)	*
Lawrence J. Longua	4,000	(15)	*
Lee S. Wielansky	7,000	(16)	*
All Executive Officers and Trustees as a Group (fourteen persons)	1,511,118	(8,9,10,11,12, 13,14,15,16)	5.01

(1)	The business address of Yale University is c/o Yale University Investments Office, Real Estate, 55 Whitney Avenue, 5th Floor, New Haven, CT 06510. In January 2002, the Board of Trustees permitted Yale University (“Yale”) to acquire 2,266,667 additional Common Shares by granting a conditional waiver of the provision in Acadia’s Declaration of Trust that prohibits ownership positions in excess of 4% of the Company. The waiver was limited to that particular transaction. Additionally, as a condition to approving the waiver, the Company and Yale have established a voting trust whereby all shares that Yale may own in excess of 30% of the Company’s outstanding Common Shares, will be voted in the same proportion as all other shares voted, excluding Yale.

(2)	The business address of the Board of Trustees of the Leland Stanford Junior University is c/o Stanford Management Company, 2770 Sand Hill Road, Menlo Park, CA 94025.

(3)	The business address of Wellington Management, Inc. is 75 State Street, Boston, MA 02109.

(4)	The business address of Cliffwood Partners, LLC is 11726 San Vincente Boulevard, Suite 600, Los Angeles, CA 90049.

(5)	The business address of Mr. Slomowitz is c/o Mark Development Company, P.O. Box 1389, Kingston, PA 18704.

(6)	Includes 21,000 OP Units, which are immediately exchangeable into an equivalent number of Common Shares.

(7)	The business address of each such person is c/o Acadia Realty Trust, 1311 Mamaroneck Avenue, Suite 260, White Plains, NY 10605.

(8)	Reflects the Common Shares beneficially owned by Mr. Bernstein in his individual capacity and the Common Shares deemed to be beneficially owned by Mr. Bernstein. The Common Shares directly owned by Mr. Bernstein in his individual capacity consist of (i) 331,255 OP Units which are immediately exchangeable into a like number of Common Shares, (ii) 87,034 vested Common Shares of a total of 200,418 restricted Common Shares issued to Mr. Bernstein in 2004, 2003, 2002, 2001 and 2000, (iii) 63,879 Common Shares and (iv) 750,000 vested options issued pursuant to the 1999 Share Incentive Plan.

(9)	Represents (i) 6,667 OP Units which are immediately exchangeable into a like number of Common Shares, (ii) 7,361 vested Common Shares of a total of 35,876 restricted Common Shares issued to Mr. Braun in 2004, 2003, 2002 and 2001, (iii) 27,000 Common Shares and (iv) 58,000 vested options issued pursuant to the 1999 Share Incentive Plan.

(10)	Represents (i) 34,667 Common Shares, (ii) 9,787 vested Common Shares of a total of 29,471 restricted Common Shares issued to Mr. Masters in 2004, 2003, 2002, 2001 and 2000, and (iii) 38,000 vested options issued pursuant to the 1999 Share Incentive Plan.

(11)	Represents 4,925 vested Common Shares of a total of 19,608 restricted Common Shares issued to Mr. Hogan in 2004, 2003, 2002, 2001 and 2000, and 25,000 vested options issued pursuant to the 1999 Share Incentive Plan.

(12)	Represents 1,333 vested Common Shares of a total of 11,874 restricted Common Shares issued to Mr. Napoliano in 2004 and 2003, and 15,000 vested options issued pursuant to the 1999 Share Incentive Plan.

(13)	Represents vested options issued pursuant to the 1999 Share Incentive Plan.

(14)	Represents 4,000 Common Shares purchased by Mr. Levine on the open market and 3,000 vested options issued pursuant to the 1999 Share Incentive Plan.

(15)	Represents 1,000 Common Shares purchased by Mr. Longua on the open market and 3,000 vested options issued pursuant to the 1999 Share Incentive Plan.

(16)	Represents 5,000 Common Shares purchased by Mr. Wielansky on the open market and 2,000 vested options issued pursuant to the 1999 Share Incentive Plan.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows for the fiscal years ended December 31, 2003, 2002 and 2001, the annual and long-term compensation paid and accrued by the Company to the Company’s Chief Executive Officer and to each of the four most highly compensated executive officers whose total annual compensation for fiscal year 2003 exceeded $100,000.

	Annual Compensation							Long-Term Compensation
	Fiscal Year		Salary ($)	Bonus ($)		Other Annual Compensation ($)		Restricted Share Awards ($) (4)	Securities Underlying Options/ SARs (3)		LTIP Payouts ($)	All Other Compensation ($) (1)
Kenneth F. Bernstein	2003		$312,000	—		$	—(2)	$744,497	—		$—	$6,000
President and Chief	2002	(5)	312,000	300,000	(5)		—(2)	(5)	—		—	6,000
Executive Officer	2001		300,000	137,575			—(2)	186,760			—	5,100

Joel Braun	2003		200,000				—(2)	220,161	—		—	3,000
Senior Vice President —	2002	(5)	187,200	125,000	(5)		—(2)	(5)	—		—	5,616
Director of Acquisitions	2001		180,000	67,001			—(2)	13,588	25,000	(3)	—	5,100

Robert Masters	2003		190,000	—			—(2)	137,445	—		—	4,385
Senior Vice President —	2002	(5)	187,200	80,000	(5)		—(2)	(5)	—		—	6,000
General Counsel	2001		180,000	50,522			—(2)	12,880	25,000	(3)	—	5,100

Joseph Hogan	2003		200,000	—			—(2)	127,260	—		—	3,900
Senior Vice President —	2002	(5)	197,600	80,000	(5)		—(2)	(5)	—		—	5,928
Director of Construction	2001		190,000	67,892			—(2)	9,660	15,000	(3)	—	5,100

Joseph Napolitano	2003		175,000	40,000			—(2)	86,544	—		—	3,900
Senior Vice President —	2002	(5)	156,000	80,000	(5)		—(2)	(5)	—			5,880
Director of Operations	2001		150,000	40,000			—(2)		10,000	(3)	—	5,100

(1)	Represents contributions made by the Company to the account of the named executive officer under a 401(k) Plan.

(2)	Did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus for the named individual.

(3)	Represents options granted under the Company’s 1999 Share Incentive Plan.

(4)	In prior years, executives had the option to elect to receive their bonus, or a portion thereof, in Common Shares under the Restricted Share Bonus Program (defined below). Mr. Bernstein made such elections for $225,000, $150,000 and $137,425 of his 2003, 2002 and 2001 bonuses, respectively, for which Common Shares were granted in January 2004, June 2003 and January 2002, respectively. Mr. Braun made such elections for $65,000, $25,000 and $10,000 of his 2003, 2002 and 2001 bonuses, respectively, for which Common Shares were granted in January 2004, June 2003 and January 2002, respectively. Mr. Masters made such elections for $40,000, $40,000 and $9,478 of his 2003, 2002 and 2001 bonuses, respectively, for which Common Shares were granted in January 2004, June 2003 and January 2002, respectively. Mr. Hogan made such elections for $40,000, $10,000 and $7,108 of his 2003, 2002 and 2001 bonuses, respectively, for which Common Shares were granted in January 2004, June 2003 and January 2002, respectively. Mr. Napolitano made such elections for $10,000 of his 2002 bonus for which Common Shares were granted in June 2003. Under the restricted share bonus program, these executives were permitted to purchase Restricted Common Shares at a 20% discount to the average price for the preceding 20-days using amounts from their cash bonuses. Also under the 2003 Plan, restricted shares were awarded to these executives in addition to their 2003 and 2002 cash bonuses as follows: (i) Mr. Bernstein: 36,390 shares and 40,000 shares respectively, (ii) Mr. Braun: 10,917 shares and 10,000 shares respectively, (iii) Mr. Masters: 6,874 shares and 5,333 shares respectively, (iv) Mr. Hogan: 6,065 shares and 4,000 shares respectively, and (v) Mr. Napolitano: 6,874 shares and 3,333 shares respectively.

(5)	Subsequent to the filing of the 2003 Proxy Statement, the Company adopted the 2003 Plan to provide for the granting of options, restricted shares and performance units to officers, employees and trustees of the Company because no Common Shares remained available for future grants under the 1999 Share Incentive Plan. Under the 2003 Plan, the following individuals elected to receive Common Shares in lieu of a portion of their 2002 cash bonus as follows: (i) Mr. Bernstein, $150,000, (ii) Mr. Braun, $25,000, (iii) Mr. Masters, $40,000, (iv) Mr. Hogan, $10,000, and (v) Mr. Napolitano, $10,000. 39,168 Common Shares were granted in June 2003 for these elections. Also under the 2003 Plan, restricted shares were awarded to the following individuals in addition to their 2002 cash bonuses as follows: (i) Mr. Bernstein: 40,000 shares, (ii) Mr. Braun: 10,000 shares, (iii) Mr. Masters: 5,333 shares, (iv) Mr. Hogan: 4,000 shares, and (v) Mr. Napolitano: 3,333 shares.

Share Option Grants, Exercises and Holdings

No share options were granted during fiscal 2003 other than to trustees of the Company, each of whom received 1,000 options under the Company’s 2003 Plan.

2003 Fiscal Year End Option Values

			Number of Unexercised Options/SARs at Fiscal Year-End (3)		Value of Unexercised in-the-Money Options/SARs at Fiscal Year-End (4)
Name (1)	Shares Acquired on Exercise (2)	Value Realized (2)	Exercisable/ Unexercisable		Exercisable/ Unexercisable
Kenneth F. Bernstein	—	—	750,000	/—	$4,125,000	/—
Joel Braun	50,000	329,000	85,000	/—	581,250	/—
Robert Masters	40,000	246,725	65,000	/—	446,250	/—
Joseph Hogan	50,000	338,750	25,000	/—	172,500	/—
Joseph Napolitano	20,000	127,450	15,000	/—	101,250	/—

(1)	See Summary Compensation Table for title of the persons named above.

(2)	In 2003 Messrs. Braun, Masters, Hogan and Napolitano exercised their options to purchase Common Shares of beneficial interest (“Common Shares”). At the requests of these executives, in lieu of purchasing Common Shares at the option exercise price, the Company provided for a cashless exercise alternative whereby it paid these officers amounts in cash equal to the difference between the exercise price of the options and the average daily trading price of the Common Shares upon the exercise of the options.

(3)	Represents options granted under the 1999 Share Incentive Plan. With the exception of 10,000 options issued to each of Messrs. Braun, Masters and Hogan, all of which vested 100% at the date of grant, one-third of the remaining options vested as of the grant and one-third on each anniversary thereafter.

(4)	Based on a closing price of $12.50 for the underlying Common Shares as of December 31, 2003.

Employment Contracts, Severance Agreements and Change in Control Arrangements.

The Company’s only employment contracts are with Messrs. Bernstein and Nelsen. The Company also has severance agreements in place with its Senior Vice Presidents. These contracts and agreements are described below:

Employment Contracts

Kenneth F. Bernstein

In August of 1998, the Company entered into an employment agreement with Kenneth F. Bernstein, pursuant to which Mr. Bernstein served as President. Under the employment agreement, Mr. Bernstein was compensated at the rate of $250,000 per year, subject to an annual review and upward adjustment by the Compensation Committee. The employment agreement provides for a three-year term, is renewable for successive daily periods, and is subject to termination in accordance with the terms and conditions of such agreement. In January 2000, the Compensation Committee increased Mr. Bernstein’s annual base compensation by 10% to $275,000 for the calendar year ending December 31, 2000. Effective as of January 1, 2001, Mr. Bernstein was appointed to the additional position of Chief

Executive Officer of the Company. In connection with Mr. Bernstein’s appointment to the position of Chief Executive Officer, the terms of his employment agreement were amended. Under the amended terms of his employment agreement, Mr. Bernstein’s annual compensation was increased to $300,000 per year. In January 2002, the Compensation Committee increased Mr. Bernstein’s annual base compensation by 4% to $312,000 for the calendar year ending December 31, 2002. Each year during the term of Mr. Bernstein’s employment commencing with the calendar year ending December 31, 1999, the Compensation Committee considers Mr. Bernstein for an incentive bonus (to be determined by the Compensation Committee) and discretionary bonuses or options to purchase Common Shares as the Board of Trustees and the Compensation Committee may approve. The Compensation Committee awarded a bonus of $250,000 to Mr. Bernstein for the calendar year ended December 31, 1999. Mr. Bernstein elected to receive $120,000 of this bonus in Common Shares under the Restricted Share Bonus Program and the remainder in cash. Therefore, in January 2000, the Company issued to Mr. Bernstein Common Shares with a value at the time of issuance of $124,469 and in March 2000, Mr. Bernstein received $130,000, in cash. The Compensation Committee awarded a bonus of $206,000 to Mr. Bernstein for the calendar year ended December 31, 2000. Mr. Bernstein elected to receive $103,000 of this bonus in Common Shares under the Restricted Share Bonus Program and the remainder in cash. Therefore, in January 2001, the Company issued to Mr. Bernstein Common Shares with a value at the time of issuance of $125,074 and received $103,000, in cash. The Compensation Committee awarded a bonus of $275,000 to Mr. Bernstein for the calendar year ended December 31, 2001. Mr. Bernstein elected to receive $137,425 of this bonus in Common Shares under the Restricted Share Bonus Program and the remainder in cash. Therefore, in January 2002, the Company issued to Mr. Bernstein Common Shares with a value at the time of issuance of $186,760 and Mr. Bernstein received $137,575, in cash. For the calendar year ended December 31, 2002, the Compensation Committee awarded Mr. Bernstein a cash bonus of $300,000 and a stock bonus of 40,000 shares restricted share. Mr. Bernstein elected to receive $150,000 of his cash bonus in Common Shares under the Restricted Share Bonus Program and the remainder in cash. Therefore, in June 2003, the Company issued to Mr. Bernstein 65,000 Common Shares with a value at the time of issuance of $591,500 and Mr. Bernstein received $150,000 in cash. For the calendar year ended December 31, 2003, the Compensation Committee awarded Mr. Bernstein a cash bonus of $225,000 and a stock bonus of 36,390 restricted share. Mr. Bernstein elected to receive his cash bonus in Common Shares under the Restricted Share Bonus Program. Therefore, in January 2004, the Company issued to Mr. Bernstein 59,134 Common Shares with a value at the time of issuance of $744,497.

Under the employment agreement, Mr. Bernstein received options to purchase an aggregate of 500,000 Common Shares, exercisable at $7.50 per share, which options have fully vested. In addition, under the 1999 Share Incentive Plan, Mr. Bernstein was issued, effective as of January 1, 2001, options to purchase an additional 250,000 Common Shares, exercisable at $6.00 per share, which options vested equally over three years and were fully vested as of January 1, 2004. The options are subject to customary antidilution provisions. The terms of the options may be modified by the terms of any share option plan adopted by the Company.

The employment agreement also provides for an annual car allowance plus insurance costs for Mr. Bernstein to be maintained by the Company. Mr. Bernstein is also entitled to participate in all benefit plans, health insurance, disability, retirement and incentive compensation plans generally available to the Company’s executives, and is subject to certain non- competition and confidentiality requirements.

The employment agreement provides for certain termination or severance payments to be made by the Company to Mr. Bernstein in the event of his termination of employment as the result of his death, disability, discharge with or without Cause (as defined therein), his resignation or a termination by Mr. Bernstein for good reason, including, a Change of Control (as defined therein) of the Company. If Mr. Bernstein’s employment is terminated either because he is discharged without cause or due to a termination by Mr. Bernstein for good reason, including, a Change of Control, the Company will be required to make a lump sum payment equal to among other things, unpaid salary and bonus, and unpaid severance salary and bonus, each paid in accordance with the terms and conditions of such agreement.

Michael Nelsen

Mr. Nelsen was elected Sr. Vice President and Chief Financial Officer on March 7, 2003. The Company has entered into an employment agreement with Mr. Nelsen, pursuant to which Mr. Nelsen is to be compensated at the rate of $200,000 per year. He is also entitled to a minimum cash bonus of $75,000, prorated for a partial year in 2003. In addition,

Mr. Nelsen is entitled to participate in the Company’s 2003 Share Incentive Plan. His proposed compensation under this plan is $75,000, prorated for a partial year in 2003. For the calendar year ended December 31, 2003, the Compensation Committee awarded Mr. Nelsen a cash bonus of $56,250 and a stock bonus of 4,549 restricted shares.

Mr. Nelsen’s employment may be terminated at any time by him or the Company. The employment agreement provides for certain termination or severance payments to be made by the Company to Mr. Nelsen in the event of his termination of employment as the result of his death, disability, discharge with or without Cause (as defined therein), his resignation or a termination by Mr. Nelsen for good reason, including, a Change of Control (as defined therein) of the Company. If Mr. Nelsen’s employment is terminated either because he is discharged without Cause or due to a termination by Mr. Nelsen for good reason, including, a Change of Control, the Company will be required to make a lump sum payment equal to among other things, unpaid salary and bonus, and unpaid severance salary and bonus, each paid in accordance with the terms and conditions of his agreement.

Severance Arrangements

The severance agreements with the Senior Vice Presidents provide for certain termination or severance payments to be made by the Company to the executive in the event of his termination of employment as the result of his death, disability, discharge with or without Cause (as defined therein), his resignation or a termination by the executive for good reason, including, a Change of Control (as defined therein) of the Company. If the executive’s employment is terminated either because he is discharged without cause or due to a termination by the executive for good reason, including, a Change of Control, the Company will be required to make a lump sum payment equal to among other things, unpaid salary and bonus, and unpaid severance salary and bonus, each paid in accordance with the terms and conditions of such agreements.

Employee Benefit Plans

The Company provides a variety of medical, dental, vision, life, disability and accidental death and dismemberment insurance policies that are generally available to all of its full-time employees. The Company also provides a contributory 401(k) savings plan to employees of the Company.

In 2003, the Company instituted the Acadia Realty Trust Employee Stock Purchase Plan (the “Purchase Plan”). The Purchase Plan allows eligible employees of the Company and its designated affiliates to purchase, through payroll deductions, Common Shares of beneficial interest in the Company. The Purchase Plan is designed to retain and motivate the employees of the Company and its designated affiliates by encouraging them to acquire ownership in the Company. The Company has reserved 100,000 Common Shares for issuance under the Purchase Plan. The Purchase Plan is intended to be an “employee stock purchase plan” within the meaning of Section 423 of the United States Internal Revenue Code, as amended, which allows an employee to defer recognition of taxes when purchasing common shares under such a purchase plan.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

Overview

The Compensation Committee approves all compensation for senior executives, including the CEO. The Committee is made up of only non-employee trustees.

The Company’s success depends on developing, motivating and retaining executives who have the skills and expertise to lead a fully integrated, self-managed and self-administered equity real estate investment trust. The executive compensation program is designed to help achieve these objectives. It is comprised of the following three main components:

1)	Competitive base salaries

2)	Short term rewards

3)	Long term incentives

A key change in 2003 was the shift from options to restricted stock as described in the section on long term incentives. All three major components of the executive compensation program are described below in more detail.

Base Salaries

In keeping with the long-term and highly technical nature of the Company’s business, the Company takes a long-term approach to executive compensation. This career-oriented philosophy requires a competitive base salary. Each year, the Company evaluates the Company’s salary structure based on competitive positioning (comparing Acadia’s salary structure with salaries paid by other peer companies); the Company’s own business performance; and general economic factors. Specific weights are not given to these factors.

Short Term Rewards

Short term incentive awards consist primarily of cash bonuses. The Committee grants cash bonuses to executives, including the CEO, to reward their contributions to the business during the past year.

In addition to the factors discussed under Base Salaries, the bonus an executive receives, including the CEO also depends on the executive’s individual performance and level of responsibility. Each year, the Committee assesses performance based on factors including business results, technical expertise, leadership and management skills.

In 2001, the Committee approved the payment of an aggregate of $1,223,500 in bonuses of which $171,100 was paid in 2001 and $1,052,400 in 2002. In 2002, the Committee approved the payment of an aggregate of $1,167,000 in bonuses of which $147,000 was paid in 2002 and $1,020,000 in 2003. In 2003, the Committee approved the payment of an aggregate of $925,000 in bonuses of which $177,000 was paid in 2003 and $748,000 was paid in 2004.

Long Term Incentives

Long term incentive awards are intended to develop and retain strong management through share ownership and incentive awards that recognize future performance. Prior to 2003, the Company had used stock options as its primary long term incentive award. In 2003, restricted stock was used in place of stock options. The Committee concluded that, at this time, restricted stock is more effective in aligning executives’ interests with those of shareholders and in achieving the objective of retention. Restricted stock awards were granted to executive officers, including the CEO, as well as other key employees in 2003.

The number of restricted shares granted to executive officers, including the CEO, is based on individual performance and level of responsibility. For this purpose, the Committee measures performance the same way as described above for short term awards. Restricted stock grants must be sufficient in size to provide a strong incentive for executives to work for long-term business interests and become significant owners of the business.

In 2003, the Committee authorized aggregate bonuses of 93,496 restricted shares to seven executive officers.

CEO Compensation

Within the framework described above, the Committee determines the CEO’s compensation by considering his contributions to the Company’s business, the Company’s success and career experience. The Committee does not think narrow quantitative measures or formulas are sufficient for determining Mr. Bernstein’s compensation. The Committee does not give specific weights to the factors considered, but the primary factors are the CEO’s contributions and business results.

Consistent with the change in long term incentive grants to other officers and key employees, Mr. Bernstein was not granted any stock options in 2003. Restricted stock was granted to recognize Mr. Bernstein’s outstanding leadership of the Company’s business, continued strengthening of the Company’s competitive position, recognition of the Company’s achievements from the public markets, and its progress toward long-range strategic goals.

In determining the CEO’s total compensation, the Committee considered Mr. Bernstein’s level of responsibility, his leadership, and his overall contribution as CEO.

Compensation Committee

Lawrence J. Longua, Chairman
Alan S. Forman

AUDIT COMMITTEE INFORMATION

Independent Auditor Compensation

Audit Fees

The aggregate fees billed for professional services rendered by Ernst & Young LLP for the audit of the Company’s financial statements as included in the Company’s Form 10-K and reviews of the financial statements as included in the Company’s Form 10Qs, were $215,000 and $193,000 for the years ended December 31, 2003 and 2002, respectively.

Audit-Related Fees

Additional fees billed for services rendered by Ernst & Young LLP relating to the audit or reviews of the Company’s financial statements for the years ended December 31, 2003 was $13,000.

Tax Fees

The aggregate fees billed for professional services rendered by Ernst & Young LLP for tax compliance, tax advice and tax planning were $244,000 and $493,000 for the years ended December 31, 2003 and 2002, respectively.

All Other Fees

There were no additional fees billed for services rendered by Ernst & Young LLP for services other than those specified in the captions entitled Audit Fees, Audit-Related Fees and Tax Fees as set forth above.

Policy on Pre-Approval of Independent Auditor Services

The Audit Committee is responsible for approving every engagement of Ernst & Young LLP to perform audit or non-audit services on behalf of the Company or any of its subsidiaries before Ernst & Young LLP is engaged to provide those services.

The following “Report of Audit Committee” shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts. The Board of Trustees has previously adopted an Audit Committee Charter that may be found in the Company’s 2002 annual proxy materials and the Company’s website at www.acadiarealty.com.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee presently consists of the following members of the Company’s Board of Trustees: Messrs. Longua and Wielansky. Messrs. Longua and Wielansky are independent as defined under the listing standards of the New York Stock Exchange. Mr. White has been on the Committee until his resignation on April 1, 2004. The Company will appoint a third member following the Annual Meeting.

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2003 with the Company’s management. The Audit Committee has discussed with Ernst & Young LLP, the Company’s auditors, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Audit Committee has also received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and the Audit Committee has discussed the independence of Ernst & Young LLP with that firm.

The Audit Committee has considered whether the other fees billed for professional services rendered by Ernst & Young LLP are compatible with maintaining the principal accountant’s independence.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 for filing with the Securities and Exchange Commission.

Audit Committee

Lawrence J. Longua
Lee S. Wielansky, Chairman

SHARE PRICE PERFORMANCE GRAPH

The following graph compares the cumulative total shareholder return for the Common Shares for the period commencing December 31, 1998 through December 31, 2003 with the cumulative total return on the Standard & Poor’s 500 Stock Index (the “S&P 500”), the Morgan Stanley REIT Index (the “RMS”) and the SNL Shopping Center REITs (the “SNL”) over the same period. Total return values for the S&P 500, the RMS, the SNL and the Common Shares were calculated based upon cumulative total return assuming the investment of $100 in each of the S&P 500, the Index, the RMS and the Common Shares on December 31, 1998, and assuming reinvestment of such dividends. The shareholder return as set forth in the below is not necessarily indicative of future performance.

Comparison of 5 Year Cumulative Total Return* among Acadia Realty Trust, the S&P 500 Index, the Morgan Stanley REIT Index and the SNL Shopping Center REITs.

	Period Ending
Index	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03
Acadia Realty Trust	100.00	96.80	128.13	155.99	195.63	349.71
S&P 500	100.00	121.11	110.34	97.32	75.75	97.40
Morgan Stanley REIT Index	100.00	95.45	122.95	136.57	141.55	193.56
SNL Shopping Center REITs	100.00	88.36	106.22	136.54	157.82	223.75

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RDC Transaction

On August 12, 1998, the Company completed a major reorganization (“RDC Transaction”) in which it acquired twelve shopping centers, five multi-family properties and a 49% interest in one shopping center along with certain third party management contracts and promissory notes from real estate investment partnerships (“RDC Funds”) managed by affiliates of RD Capital, Inc. In exchange for these and a cash investment of $100 million, the Company issued 11.1 million OP Units and 15.3 million Common Shares to the RDC Funds. After giving effect to the conversion of OP Units, which are generally exchangeable for Common Shares on a one-for-one basis, the RDC Funds beneficially owned 72% of the Common Shares as of the closing of the RDC Transaction. The Company was also obligated to issue OP Units and cash valued at $2.8 million upon the commencement of rental payments from a designated tenant at one of the acquired properties. In February 2003, Mr. Dworman received 34,841 of these OP Units through various affiliated entities.

In March 2000, the RDC Funds, in accordance with their respective partnership agreements (the “RDC Fund Partnership Agreements”), distributed to their respective limited partners the Common Shares that had been issued to the RDC Funds in connection with the RDC Transaction. Pursuant to a registration and lock-up agreement, dated as of the date of the RDC Transaction (the “Registration Agreement”), in March 2000, the Company filed a registration statement with the Securities and Exchange Commission to permit the resale of such Common Shares, which registration statement was declared effective in March 2000. Pursuant to the RDC Fund Partnership Agreements and the Registration Agreement, such limited partners had agreed to certain restrictions on the sale of such Common Shares by such limited partners which expired December 28, 2000.

Future Equity Offerings

In connection with the RDC Transaction, the Company agreed that following the Closing, if the Board of Trustees determines, in the exercise of its duties, to engage in an offering of preferred stock convertible into Common Shares, then, upon commencement of any such offering, the Company would use commercially reasonable efforts to provide a right of first preference to those partners of the RDC Funds who are equity owners of the RDC Funds on the date of the Closing and who have made capital contributions to permit the RDC Funds to meet their obligations to make certain cash investment at the Closing, to purchase such convertible preferred stock, on terms and conditions which will be identical to the offer and sale of any preferred stock to investors other than such partners, provided that any such rights of first preference would be made only and if to the extent permitted by applicable federal, state and securities laws and that the terms of any such rights of first preference would only be in a manner determined fair and equitable to the Company.

Certain Agreements and Payments in Connection with the Sale of Properties Acquired in the RDC Transaction

In connection with the RDC Transaction, the Company agreed that for a period of five years following the closing of the RDC Transaction that it would be prohibited from the selling, transferring or otherwise disposing of the properties contributed in connection with the RDC Transaction unless either (i) the transaction was structured to defer the recognition of gain for Federal income tax purposes or (ii) the Company were to make a payment to the partners of the RDC Funds that contributed such property of an amount equal to the tax which the partners would be obligated to pay upon the sale, together with a gross-up to cover the taxes imposed on the receipt of such tax payment. During December 2000, the Company closed on the sale of a 71% condominium interest in the Abington Towne Center to the Target Corporation. As a result, the Company paid the partners of such RDC Funds $643,000 for the tax liability in 2001. $251,000 of the payment was paid to Messrs. Dworman and Bernstein, or entities they own.

Other

The Company currently manages one property in which a shareholder of the Company has an ownership interest for which the Company earns a management fee of 3% of tenant collections. In each of 2001 and 2000, the Company terminated contracts to manage a property owned by related parties that earned fees of 3.25% and

3.5% of tenant collections, respectively. Management fees earned by the Company under these contracts aggregated $212,000, $229,000 and $391,000 for the years ended December 31, 2003, 2002 and 2001 respectively.

The Company also earns certain management and service fees from Acadia Strategic Opportunity Fund, L.P. in which the Company is the sole general partner with a 22.22% interest. Such fees earned by the Company (after adjusting for intercompany fees) aggregated $1,746,000, $1,082,000 and $263,000 for the years ended December 31, 2003, 2002 and 2001 respectively.

On May 15, 2001, the Company redeemed 680,667 Common OP Units in connection with the sale of its interest in the Marley Run Apartments. Messrs. Dworman and Bernstein owned a total of 13,600 of these redeemed Common OP Units through various affiliated entities.

Included in the Common OP Units converted to Common Shares during 2003 and 2002, were 2,300 and 5,000 Common OP Units converted by Mr. Dworman who then transferred them to a private charitable foundation in accordance with a pre-existing arrangement.

On December 20, 2001, the Company commenced a “modified Dutch Auction” tender offer (the “Tender Offer”) to repurchase up to 4,784,615, or 14% of its outstanding Common Shares and Common OP Units (collectively, “Shares”). Under the terms of the Tender Offer, the Company invited shareholders to tender their Shares at a minimum price of $6.05 and a maximum of $6.50. Upon receiving all tendered Shares, the Company would select the lowest price (the “Purchase Price”) that would permit it to purchase the 4,784,615 Shares. All Shares purchased by the Company would be at a single price, even if tendered below the Purchase Price. Separate from the Tender Offer, the Company also agreed to purchase 600,000 Shares from Mr. Dworman at the Purchase Price determined through the Tender Offer. This agreement was subsequently cancelled and Mr. Dworman participated in the Tender Offer, which was expanded by 600,000 Shares. Upon completion of the Tender Offer in February 2002, the Company purchased 5,523,974 Shares, comprised of 4,136,321 Common Shares and 1,387,653 Common OP Units, at a Purchase Price of $6.05. This included 139,359 Shares purchased pursuant to its right to purchase up to an additional 2% of its Common Shares outstanding. The aggregate purchase price paid for the 5,523,974 Shares was $33.4 million. In connection with the Tender Offer, Mr. Dworman tendered and sold 492,271 Common OP Units and 107,729 Common Shares.

In February 2002, the Board of Trustees voted to permit Yale University (“Yale”) to acquire 2,266,667 additional Common Shares by granting a conditional waiver of the provision in the Company’s Declaration of Trust that prohibits ownership positions in excess of 4% of the Company. The waiver was limited to this particular transaction. Following this, Yale owned 8,421,759 Common Shares, or 34% of The Company’s outstanding Common Shares.

Additionally, as a condition to approving the waiver, Yale agreed to establish a voting trust whereby all shares owned by Yale University in excess of 30% of the Company’s outstanding Common Shares, will be voted in the same proportion as all other shares voted, excluding Yale.

During 2003, Marvin J. Levine and other members of his law firm rendered legal services to the Company.

Paul, Hastings, Janofsky & Walker LLP, a New York City law firm of which Martin L. Edelman is Of Counsel, provided legal services during 2003 and has been outside corporate counsel to the Company since August 1998.

ANNUAL SHAREHOLDERS REPORT

A copy of the Company’s Annual Report to Shareholders is being provided to each shareholder of the Company along with this Proxy Statement. Upon written request of any record or beneficial owner of Common Shares of the Company whose proxy was solicited in connection with the Annual Meeting, the Company will furnish such owner, without charge, a copy of its Annual Report on Form 10-K for the year ended December 31, 2003. A request for a copy of such Annual Report on Form 10-K should be made in writing, addressed to Acadia Realty Trust, 1311 Mamaroneck Avenue, Suite 260, White Plains, NY 10605, Attention: Robert Masters.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Trustees does not know of any matters to be presented at the Annual Meeting other than those specifically set forth in the Notice of Annual Meeting of Shareholders. If other proper matters, however, should come before the Annual Meeting or any adjournment thereof, the persons named in the enclosed proxy intend to vote the shares represented by them in accordance with their best judgment in respect to any such matters.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers and trustees and persons who own more than ten percent of the Common Shares (collectively, the Reporting Persons) to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Company with copies of these reports. Based on the Company’s review of the copies of these reports received by it, the Company has determined that all reports were timely filed.

SUBMISSION OF SHAREHOLDER PROPOSALS

All proposals of any shareholder of the Company which the holder desires be presented at the next annual meeting of Shareholders and be included in the proxy statement and form of proxy prepared for that meeting must be received by the Company at its principal executive offices no later than 5:00 PM EST on January 4, 2005. All such proposals must be submitted in writing to the Secretary of the Company at the address appearing on the notice accompanying this proxy statement.

By order of the Board of Trustees,

Robert Masters, Secretary

ACADIA REALTY TRUST 1311 MAMARONECK AVENUE SUITE 260 WHITE PLAINS, NY 10605	VOTE BY MAIL Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Acadia Realty Trust, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	ACADIA	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
ACADIA REALTY TRUST
THE BOARD OF TRUSTEES RECOMMENDS THAT YOU VOTE “FOR” THE NOMINEES AND EACH OF THE PROPOSALS LISTED BELOW.
			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s number on the line below.
Vote On Directors
1.	Nominees:
	01) Kenneth F. Bernstein	05) Lorrence T. Kellar
	02) Douglas Crocker II	06) Wendy Luscombe
	03) Alan S. Forman	07) Lee S. Wielansky	*	*	*
04) Suzanne Hopgood

Vote On Proposals						For	Against	Abstain

2.	TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2004.					*	*	*

3.	TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.					*	*	*

Please sign exactly as name appears on the certificate or certificates representing shares to be voted by this proxy, as shown on the label above. When signing as executor, administrator, attorney, trustee, or guardian, please give full title as such. If a corporation, please sign full corporation name by president or other authorized officer. If a partnership, please sign In partnership name by authorized person(s).

For comments, please check this box and write them on the back where indicated		*

Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)		Date

ACADIA REALTY TRUST
PROXY FOR ANNUAL MEETING OF
SHAREHOLDERS
MAY 6, 2004

This Proxy is Solicited on
Behalf
of the Board of Trustees

          The undersigned hereby constitutes and appoints Kenneth F. Bernstein and Robert Masters, Esq., or either one of them, as proxies, with full power of substitution, to vote all common shares of beneficial interest of Acadia Realty Trust ( the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held at the offices of Paul, Hastings, Janofsky & Walker, LLP, which are located at Park Avenue Tower, 75 East 55th Street, New York, NY 10022 at 10:00 o’ clock a.m. local time, May 6, 2004 or at any adjournments or postponements thereof.

THIS PROXY IS ON BEHALF OF THE BOARD OF TRUSTEES.

Comments:

(If you noted any Comments above, please mark corresponding box on the reverse side.)

(Continued and to be signed on reverse side.)